Exhibit 23

[LETTER HEAD OF RYDER SCOTT Company L.P.]

FAX (303) 623-4258

CONSENT OF RYDER SCOTT COMPANY. L.P.

     We consent to the use on the form 10-K of PrimeEnergy Corporation of our reserve report and all schedules, exhibits, and attachments thereto incorporated by reference of Form 10-K and to any reference made to us on Form 10-K as a result of such incorporation

Very Truly Yours,

/s/ Ryder Scott Company. L.P.
RYDER SCOTT COMPANY. L.P.

Denver, Colorado
March     ,2005